EXHIBIT 99.1

     Cautionary Statements for Purposes of the Safe Harbor Provisions of the
                    Securities Litigation Reform Act of 1995

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Act"), Richfood Holdings, Inc. (the "Company") is filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward looking statements made by, or on behalf of, the Company. When used in this Annual Report on Form 10-K for the fiscal year ended May 3, 1997, and in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases, other communications, and in oral statements made by or with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to ", "will continue", "is anticipated", "estimated", "project", "believe", or similar expressions are intended to identify forward-looking statements within the meaning of the Act. The following cautionary statements are for use as a readily available written reference document in connection with forward looking statements as defined in the Act. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward looking statement.

Wholesale Business Risks

The Company's sales and earnings at wholesale are dependent on the Company's ability to retain existing customers and attract new customers as well as its ability to control costs. While the Company believes that its purchasing power, low cost structure and efficient service levels, coupled with its commitment to the success of its retail customers, should enable it to attain its goals, certain factors could adversely impact the Company's results, including: a decline of its independent retailer customer base due to competition and other factors; a loss of corporate retail sales due to increased competition and other risks detailed more fully below; consolidations of retailers or competitors; any increased self- distribution by chain retailers; increases in operating costs; the possibility that the Company will incur additional costs and expenses due to integration and rationalization of acquired businesses; and entry of new or non-traditional distribution systems into the industry.

Risks of Strategic Acquisitions and Expansions

The Company intends to continue to grow its wholesale and retail segments through strategic acquisitions and expansions. Strategic acquisitions involve a number of special risks, including: making acquisitions at acceptable rates of return; the diversion of management's attention to assimilation of the operations and personnel of the acquired business; potential adverse short-term effects on the Company's operating results; and amortization of acquired intangible assets. In addition, while the Company believes that additional acquisition opportunities consistent with its strategic criteria may arise from time to time, no assurance can be given that the Company will consummate additional strategic acquisitions. Expansion is also subject to a number of risks, including the adequacy of the Company's capital resources; the location of suitable store or distribution center sites and the negotiation of acceptable lease terms; the ability to hire, train and integrate employees; and possible costs and other risks of integrating or adapting operational systems.

Retail Business Risks

The Company's retail segment faces risks which may prevent the Company from maintaining or increasing retail sales and earnings, including competition from other retail chains, supercenters, non-traditional competitors, and emerging alternative formats in markets where the Company has a retail concentration.



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Liquidity

Management expects that the Company will continue to generate adequate funds from its operations and through borrowings under existing long-term credit facilities to maintain its competitive position and to expand its business. However, if significant additional funds are necessary in connection with acquisitions, or if capital spending significantly exceeds anticipated capital needs, additional funding could be required from other sources, which could adversely impact the Company's borrowing costs and future financial flexibility.

Litigation

While the Company believes that it is currently not subject to any litigation that will have a material adverse effect on its financial position or results of operations, the costs and other effects of legal and administrative cases and proceedings and settlements are impossible to predict with certainty. The current environment for litigation involving food wholesalers may increase the risk of litigation being commenced against the Company. The Company would incur the costs of defending any such litigation whether or not any claim had merit.

The foregoing should not be construed as exhaustive and the Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.